Exhibit 10.2

Execution Copy

L E A S E

THIS LEASE AGREEMENT (this “Lease”) made this 31st day of December, 2006, by and between MJC Berry Enterprises, LLC, a Massachusetts Limited Liability Company (hereinafter called “Landlord”), and North American Site Developers, Inc. (NASDI), a Massachusetts corporation (hereinafter called “Tenant”)which will have its principal place of business at the Demised Premises (defined below).

WITNESSETH:

ARTICLE 1  DEMISED PREMISES

1.  Landlord hereby demises to Tenant and Tenant hereby leases from Landlord upon and subject to the covenants, conditions and agreements set forth herein that certain land (the “Land”) being more particularly described on Exhibit “A”, containing approximately 66,680 square feet and a two (2) story office building containing approximately 20,000 square feet of space (“the Building”) commonly referred to as 1365 Main Street, Waltham, Massachusetts, together with any and all other improvements currently located or to be located upon the Land, including an existing warehouse building, an equipment garage(to be constructed), and any and all parking areas (hereinafter collectively called “Demised Premises”).

ARTICLE 2  TERM

2.  (a) TO HAVE AND TO HOLD for a term beginning on January 1, 2007 (“Commencement Date”) and ending at midnight on December 31, 2016 (“Expiration Date”) (the “Initial Lease Term”), as such may be extended under the terms and provisions of ARTICLE 2(b) hereof (“Lease Term”), unless sooner terminated, as provided or permitted under this Lease.

(b) Provided no Event of Default (as hereinafter defined) has occurred, and shall be continuing at the time of the exercise of the option and at the end of the then current term, Tenant is hereby granted the right and option to extend the Term of this Lease for five (5) consecutive one (1) year periods to be effective, if exercised by Tenant (as provided herein), on the date immediately following the Expiration Date of the Initial Lease Term, and each Extended Term (defined below), Tenant’s exercise of each such option shall be in writing given to the Landlord at least six (6) months prior to the end of the Initial Lease Term, or the then current Extended Lease Term (as the case may be), Expiration Date.  If the Initial Lease Term is extended by Tenant, as provided under this Article 2, then such extended period of this Lease shall be referred to as the “Extended Lease Term,” the term “Lease Term,” as used throughout this Lease shall refer to the Initial Lease Term or any Extended Lease Term as the context and time period of such interpretation shall require.

(c)           Each such Extended Lease Term shall be upon the same terms, covenants and conditions as provided in this Lease, except that each such exercised option period shall be exercised by Tenant, if at all, only once, and Tenant shall have no right to extend the Lease Term for any additional period of time beyond December 31, 2021, unless otherwise agreed to in writing by the parties hereto.

ARTICLE 3  RENTAL

3.  (a) Tenant shall pay to Landlord rent (“Minimum Basic Rent”) at the rates set forth in Exhibit “B” attached hereto and incorporated herein by reference, payable in advance in monthly installments beginning on the Commencement Date, subject to the provisions of Article 3(b) and payable on the first day of each month thereafter.

ARTICLE 4  ADDITIONAL RENTAL

4. (a)  Tenant shall also pay to Landlord as Additional Rent an amount equal to One Hundred (100%) percent of any and all real estate taxes assessed against the Demised Premises and which are due and payable during the Lease Term (“Real Estate Taxes”), or any tax levied against the Demised Premises and payable during the Lease Term which is in substitution or in lieu of Real Estate Taxes which pertain solely to the Demised Premises (“Additional Rent”).  In the event Real Estate Taxes are abated during the Lease Term which result in Real Estate Taxes below the amount paid by Tenant hereunder for any tax period, the abatement shall either (i) be credited to Tenant for the next applicable tax period or (ii) to the extent no Additional Rent is subject to such reduction, be returned to Tenant at the time such Additional Rent would be payable.  Such Additional Rent shall be payable by Tenant directly to the applicable taxing authority within twenty (20) days after Tenant is furnished with a copy of the then current tax bill or estimated tax bill.  Such Additional Rent shall be pro rated for any portion of the first or last year of the Lease Term, during which Tenant shall occupy the Demised Premises for less than a full fiscal tax year.  The terms “Rent” or “Rents” as used throughout this Lease shall collectively refer to Minimum Basic Rent and Additional Rent.

(b)  Tenant shall also pay and be responsible for all costs and expenses actually incurred by Tenant with respect to the Demised Premises including but not limited to the following:  electricity, gas, water, sewerage, striping, lighting, patching and resurfacing of parking areas, window cleaning, building supplies, snow removal, rubbish removal, and all other expenses customarily incurred in connection with the operation and maintenance of similar buildings in the Metropolitan Boston area.  Tenant shall contract directly with such service providers and vendors.

ARTICLE 5  PLACE OF PAYMENT

5.  Except as otherwise expressly provided for under this Lease in Article 26, Tenant shall make all Rent payments due to Landlord under this Lease without the right of set-off or demand, all payments of Minimum Basic Rent and Additional Rent (which are payable to the Landlord) shall be sent to Landlord c/o North American Site Developers, Inc., 1365 Main Street, Waltham, Massachusetts, or to such other person and at such other place as may be designated by notice in writing from the Landlord to the Tenant, and may be made by check or draft payable to the order of Landlord.

ARTICLE 6  SIGNS

6.  Tenant may place exterior signs about the Demised Premises subject to the written consent of the Landlord, which shall not be unreasonably withheld conditioned or delayed, and shall be removed by Tenant at the end of the Lease Term, if requested by Landlord, and Tenant shall repair any damage caused by Tenant’s installation and removal of any such signs.  Tenant shall have the right to place interior signs within the Demised Premises without the prior written consent of the Landlord.

ARTICLE 7  CONDEMNATION

7.  In the event that the Demised Premises or any portion thereof equal to fifteen percent (15%) or more of the floor area of the first floor of the Building or any portion of the parking areas upon the Land shall be condemned and taken by the right of eminent domain, then Landlord or Tenant may, at its option, cancel and terminate this Lease by giving notice of its intention to do so within sixty (60) days after receipt of notice, in writing, of such taking or damage, in which case, all Minimum Basic Rent and Additional Rent due or accrued on such date shall be paid to Landlord and unearned Minimum Basic Rent and Additional Rent and all other charges paid in advance, if any, shall be refunded to the Tenant who shall surrender the Demised Premises within sixty (60) days after such notice to Landlord, and Landlord shall be responsible for any and all costs and expense pertaining to the Demised Premises from and after any such surrender date.  If this Lease is not so cancelled or terminated, then Landlord, at its expense, shall restore the reduced Demised Premises so far as practicable to the condition existing immediately prior to such taking.  In the event of such condemnation and taking or damage, there shall be such abatement or reduction of Rents as shall be just and equitable.  All claims and rights to award in the event of such taking are expressly reserved to Landlord, except as to any claim which Tenant may have for damage to its leasehold estate, personal property or trade fixtures which is reserved to it.

ARTICLE 8  DAMAGE BY FIRE, ETC.

8.  In the event that the Demised Premises are destroyed or damaged by fire, the elements, or casualty, and provided no Event of Default is existing, then provided the casualty is insured and to the extent the net proceeds of recovery are available and received by Landlord, Landlord shall restore the Demised Premises to the condition existing immediately prior to the date of such damage or destruction and subject to applicable zoning and building laws then in existence.  Tenant may elect either to (a) terminate this Lease if Landlord fails to restore the Demised Premises to a condition substantially suitable for Tenant’s intended use within six (6) months of said damage or destruction or (b) in the event Landlord is obligated to restore the Demised Premises hereunder, restore the Demised Premises and be immediately reimbursed by Landlord for all cost and expense for such restoration undertaken by or at Tenant’s direction.

ARTICLE 9  ABATEMENT OF RENT

9.  If, as a result of damage or destruction due to fire or the elements or casualty or as a result of the exercise of eminent domain, the whole or any part of the Demised Premises shall become untenantable, dangerous or unfit for the Tenant’s use, the applicable Minimum Basic and

Additional Rents shall abate justly and proportionately during the continuance of any such condition.

ARTICLE 10  CONDITION OF DEMISED PREMISES; CONSTRUCTION

10. (a)  Except as otherwise provided in this Article 10(a) and subject to Landlord’s indemnity in Article 11, Tenant accepts the Demised Premises in its present condition, without representation or warranty, express or implied, in fact or in law, by Landlord and without recourse to Landlord as to the nature, condition or usability thereof including the existence of any Hazardous Substances as defined in Article 11(b) hereof.  Tenant agrees that Landlord has no work to perform in or on the Demised Premises except for work set forth in Exhibit “C” attached hereto and incorporated herein by reference, to be completed at Landlord’s sole cost and expense.

(b)  Tenant shall not make or perform, or permit the making or performance of, any other alterations, installations, improvements, additions or physical changes in or about the Demised Premises (referred to collectively as “Alterations”) without Landlord’s prior consent.  Landlord agrees not unreasonably to withhold or delay its consent to any nonstructural Alterations proposed to be made by Tenant to adapt the Demised Premises for Tenant’s business purposes.  Notwithstanding the foregoing, Landlord shall have no obligation to consent to any Alteration which will reduce the value or utility of the Demised Premises.  Notwithstanding the foregoing provisions of this paragraph or Landlord’s consent to any Alterations, all Alterations, whether made prior to or during the Lease Term, shall be made and performed in conformity with and subject to the following provisions:  no Alteration shall adversely affect any service required to be furnished by Landlord to Tenant; Tenant shall submit to Landlord reasonably detailed plans and specifications for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, which approval will not be unreasonably withheld, conditioned or delayed; prior to the commencement of each proposed Alteration, Tenant shall furnish to Landlord a duplicate original policy of comprehensive public liability insurance (including property damage coverage) in which Landlord and its agents shall be named as parties insured, which policies shall be issued by companies and shall be in form and amounts reasonably satisfactory to Landlord and shall be maintained by Tenant until the completion of such Alteration; all fireproof wood test reports, electrical and air conditioning certificates, and all other permits, approvals and certificates required by all applicable governmental authorities shall be timely obtained by Tenant and submitted to Landlord; notwithstanding Landlord’s approval of plans and specifications for any Alteration, all Alterations shall be made and performed in full compliance with all applicable laws, orders and regulations of Federal, State, County and Municipal authorities and with all directions, pursuant to law, of all public officers in all material respects; and all materials and equipment to be incorporated in the Demised Premises as a result of all Alterations shall be of good quality.

ARTICLE 11 USE OF DEMISED PREMISES; HAZARDOUS SUBSTANCES

11. (a)  Tenant shall use the Demised Premises as offices and repair/storage of construction and related equipment and for no other purpose.

(b)           Tenant shall not (i) generate, release, store, dispose of, dump, flush or in any way introduce (hereinafter collectively “Release”) oil, hazardous material, hazardous waste or hazardous substances (hereinafter collectively called “Hazardous Substances”), as those terms are defined by any applicable federal, state or local law, rule or regulation (hereinafter collectively referred to as “Applicable Environmental Laws”), including without limitation, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E, the Massachusetts Hazardous Waste Management Act, M.G.L. c. 21C, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., which terms shall also include, whether or not included in the definitions contained in Applicable Environmental Laws, petroleum, solvents, asbestos, polychlorinated biphenyls and other chemicals which are dangerous to the environment or to human beings in, on, under or from the Demised Premises or the Landlord’s Property.  Tenant shall notify Landlord of any incident which would require the filing of notice or notification pursuant to any Applicable Environmental Laws as now existing or hereinafter enacted.  If, at any time during the Lease Term, Landlord shall reasonably believe that any Hazardous Substances have been so Released by the Tenant in violation of Applicable Environmental Laws, upon demand by Landlord (or in the event of any such Release of which Tenant has actual knowledge without demand from Landlord), Tenant, at its sole expense, shall cause a hazardous waste site assessment, so-called, to be made forthwith of the Demised Premises and the Landlord’s Property (including, without limitation, the subsurfaces of any of the same) likely to have been affected by any such Release.  If such hazardous waste site assessment indicates the existence of Hazardous Substances on the surface or in the subsurface water or soils of the Demised Premises or the Landlord’s Property, Tenant shall thereupon forthwith take all steps necessary to remove any and all Hazardous Substances and the soils containing the same, and such further steps as shall be necessary to remedy the effects of such Hazardous Substances.

After reasonable written notice from Landlord to Tenant, Tenant shall make available to Landlord all reports and statements produced by or at Tenant’s request, and information required to be maintained, or obtained by Tenant with respect to any such Hazardous Substances.  Any such site assessment shall be of an investigatory scope reasonably acceptable to Landlord.  The obligations of Tenant hereunder shall survive the termination of this Lease.

Landlord will indemnify and defend Tenant and otherwise save Tenant harmless from and against any and all claims, actions, damages, liabilities, costs, fines and expenses incurred by Tenant relating to any Hazardous Substances located on or in the Demised Premises that were generated, released, stored incorporated into or disposed of prior to the Commencement Date, including but not limited to, all cost and expense to remove or otherwise remediate any such Hazardous Substances existing at the Demised Premises that were located at the Demised Premises prior to the Comment Date, but not removed by Landlord.

ARTICLE 12  ASSIGNMENT AND SUB-LETTING

12.  Tenant will not mortgage, pledge, encumber, sell, assign or transfer this Lease, in whole or in part, or sublease or allow the use of all or any part of the Demised Premises, without Landlord’s written consent; however, Tenant may sell, assign or otherwise transfer this Lease (in whole or in part) to, or sublease to or allow the use of all or any part of the Demised Premises by, any affiliate of Tenant or any party buying all or substantially all of the assets or capital stock of Tenant without Landlord’s consent.  In connection with any request by Tenant for such consent to transfer or sublet, Tenant shall submit to Landlord, in writing, a statement containing the name of the proposed transferee or subtenant, as the case may be such information as to its financial responsibility and standing as Landlord may reasonably require, and all of the terms and provisions upon which the proposed transfer or subletting is to be made, and, unless the proposed sublet area shall constitute the entire Demised Premises, such statement shall be accompanied by a floor plan delineating the proposed sublet area.  As long as no Event of Default is existing under any of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, Landlord shall not unreasonably withhold condition or delay Landlord’s prior consent to transfer or sublettings or uses by Tenant of all or parts of the Demised Premises.  Each such subletting shall be for undivided occupancy by the subtenant of that part of the Demised Premises affected thereby for the use permitted under this Lease.  Landlord may, however, withhold such consent if, in Landlord’s reasonable judgment, the proposed subtenant will impose any additional material burden upon Landlord in the operation of the Property (to an extent greater than the burden to which Landlord would have been put if Tenant continued to use, or used, such part of the Demised Premises for its own purposes), or if Landlord has any other reasonable objections to the proposed sub-letting.  Notwithstanding any assignment or subletting or consent thereto, all uses hereunder by any assignee or subtenant are subject to Article 12 hereunder.  Landlord shall be reimbursed for reasonable legal fees and expenses incurred in connection with giving its consent hereunder not to exceed One Thousand and 00/100 Dollars ($1,000.00).

ARTICLE 13  LIABILITY INSURANCE

13.  (a)  Tenant shall maintain with respect of the Demised Premises public liability insurance in amounts not less than ONE MILLION ($1,000,000.00) DOLLARS for injury to or death of, one person, and TWO MILLION DOLLARS ($2,000,000.00) for injury to or death of, more than one person in a single accident, and Property damage insurance in an amount not less than ONE HUNDRED THOUSAND DOLLARS ($100,000.00), in responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing, insuring Landlord as well as Tenant against injury, loss, claims or damages to any person or Property while on the Demised Premises.  Tenant shall also maintain workmen’s compensation insurance covering all of the Tenant’s employees working in the Demised Premises.

(b)  Tenant shall deposit with the Landlord certificates of insurance at or prior to the commencement of the Lease Term, and thereafter within ten (10) days prior to the expiration of such policies, shall provide that the policies may not be cancelled without at least twenty (20) days written notice to the insured.

ARTICLE 14  FIRE INSURANCE AND SUBROGATION

14.  (a)  Tenant shall, from and after the date of the execution of this Lease, keep the Demised Premises insured against loss or damage by fire and any of the casualties included in the extended coverage or supplementary contract endorsements, in an amount not less than one hundred percent (100%) of the full replacement value thereof exclusive of the foundations, with a guaranteed replacement value endorsement.  Landlord shall be named as an additional insured on the policy.

(b)           Tenant shall deposit with the Landlord certificates of insurance at or prior to the commencement of the Lease Term, and thereafter within ten (10) days prior to the expiration of such policies, shall provide that the policies may not be cancelled without at least ten (10) days written notice to the insured.

(c)  Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to Demised Premises caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, provided however, that his release shall be applicable and in force and effect only with respect to loss or damage occurring during such time as the releasor’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder.  Each of Landlord and Tenant agrees that its policies will include such a clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be charged therefore, so long as the other party pays such extra cost. If extra cost shall be chargeable therefore, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated so to do.

ARTICLE 15  QUIET ENJOYMENT AND SURRENDER

15.  (a)  Landlord covenants that Tenant shall quietly hold, occupy and enjoy the Demised Premises during the Lease Term (including any Extended Lease Term), subject to the terms and conditions set forth in this Lease, free from molestation or hindrance by Landlord or any other person so long as Tenant shall observe and satisfy in all material respects its obligations and covenants set forth in this Lease.

(b)  At the expiration or earlier termination of the Lease Term or of any extension thereof, if such term be extended, the Tenant covenants that it will peaceably and quietly leave and surrender the Demised Premises together with all alterations, additions and improvements then a part of the Demised  Premises in good order and condition, reasonable wear and tear,  restoration, repairs and replacements required to be made by the Landlord and loss or damage by fire, the elements and casualty, excepted.

ARTICLE 16  DEFAULTS BY TENANT

16.  (a)  If any one or more of the following events (“Events of Default”) shall occur, Tenant shall be in Default hereunder:

(1)  If default shall be made in the due and punctual payment of any installment of Minimum Basic Rent, or Additional Rent or any other charges payable under this Lease, when and as the same shall become due and payable, and such default shall continue for a period of fifteen

(15) days after written notice from Landlord to Tenant specifying the items in default; or

(2)  If default shall be made by Tenant in the performance or compliance with any of the agreements, terms, covenants or conditions in this Lease other than those referred to in the foregoing subparagraph (1) in any material respect, and such default shall continue for a period of sixty (60) days, after written notice from Landlord to Tenant specifying such default, or in case of a default or contingency which cannot with due diligence be corrected or otherwise promptly addressed within said sixty (60) day period, then Tenant shall be afforded such additional time as may be necessary to cure any such noticed default, so long as Tenant shall have commend such cure within said sixty (60) day period, and continues to diligently pursue same to completion; or

(3)  If the Tenant, shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future federal, state or other bankruptcy or insolvency statute or law, or shall seek or consent to the appointment of any bankruptcy or insolvency Trustee, receiver or liquidator of Tenant or of all or any substantial part of Tenant’s assets or properties; or

(4)  If within ninety (90) days after the commencement of any proceeding against the Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal Bankruptcy Code or any other present or future federal, state or other bankruptcy or insolvency statute or law, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment, without the consent of Tenant of any Trustee, receiver or liquidator of such Tenant or of all or substantially all of its assets or properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if within ninety (90) days after the expiration of any such stay, such appointment shall not have been vacated; then and in any such event Landlord, at any time within a period of ninety (90) days thereafter, may give written notice to Tenant specifying such default and stating that this Lease and the term hereby demised shall expire and terminate on the date specified in such notice which shall be at least ten (10) days after the giving of such notice, and upon the date specified in such notice this Lease and the term hereby demised and all rights of Tenant under this Lease, including any renewal or extension privileges whether or not exercised shall expire and terminate, and Tenant shall remain liable as hereinafter provided.

(b)  Upon any such expiration or termination of this Lease, Tenant shall quit and peacefully surrender the Demised Premises to Landlord, and Landlord, upon or at any such expiration or termination, may without further notice, enter upon and reenter the Demised Premises and possess and repossess itself thereof, by summary proceedings or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the rights to receive all rental income of and from the same.

(c)  No such expiration or termination of this Lease, or abandonment or vacancy, shall relieve Tenant of its liability and obligation under this Lease, whether or not the Demised Premises shall be relet, and Tenant covenants and agrees, notwithstanding any such expiration or termination of this Lease, or summary proceedings, abandonment or vacancy, to pay and be liable for, on each day originally fixed herein for the payment thereof, an amount equal to the installment of rent and other charges reserved as would, under the terms of this Lease, become due and payable on such day, if this Lease had not so expired or been terminated, or if Landlord had not entered or reentered as aforesaid, and whether the Demised Premises be relet or remain vacant in whole or in part or for a period less than the remainder of the term, and for the whole thereof, up to but not exceeding the amount of any deficiency then existing after giving due credit for any net proceeds of any reletting after deducting all of Landlord’s reasonable expenses in connection with such reletting, including reasonable attorneys’ fees, and any suit brought to collect the amount of the deficiency for any week shall not prejudice in any way the rights of Landlord to collect the amount of the deficiency for any subsequent week by a similar proceeding, OR IN THE ALTERNATIVE AT THE ELECTION OF Landlord, Tenant will, upon such expiration or termination, pay to Landlord as liquidated damages such a sum as at the time of such expiration or termination represents the excess, if any, of the Rent and other charges reserved in this Lease from the date of such expiration or termination to the date of the expiration of the original term, (or extended term, if the Lease has been so extended) of this Lease, over the then fair and reasonable rental value of the Demised Premises for the same period upon the terms and conditions set forth herein.

ARTICLE 17  SUBORDINATION AND RECOGNITION

17.  (a)  Tenant shall, upon the request of Landlord in writing subordinate this Lease and the lien hereof by executing promptly, without cost, any instruments furnished by Landlord which may be necessary or desirable to evidence such subordination, to the lien of any present or future mortgage or mortgages upon the Demised Premises irrespective of the time of execution or the time of recording of any such mortgage or mortgages, provided that the holder of any such mortgage, except the mortgage outstanding as of the date hereof, shall enter into written agreement with Tenant to the effect that:

(i)  in the event of foreclosure, mortgagee’s sale pursuant to a foreclosure or under a power of sale, or other action taken under the mortgage by the holder thereof, this Lease and the rights of Tenant hereunder shall not be disturbed but shall continue in full force and effect so long as there shall be no Event of Default that is continuing hereunder.

(ii)  In the event of foreclosure of any mortgage described in paragraph (a) above, or of a sale to any party pursuant to a foreclosure or under a power of sale contained in such mortgage, and so long as no Event of Default exists hereunder, this Lease shall not be terminated or affected thereby, but shall continue in full force and effect as a direct lease between Tenant and the holder of such foreclosed mortgage, or any party acquiring title to the Demised Premises through a foreclosure sale or otherwise and Tenant agrees to attorn to and recognize such holder or other party for such purpose.

(b)  The word ‘mortgage’ as used herein includes mortgages, deeds of trust or other similar instruments, and all modifications, extensions, renewals and replacements thereof, and advance thereunder.

ARTICLE 18 HOLDOVER

18.           In the event that Tenant shall continue in occupancy of the Demised Premises after the expiration of the Lease Term hereof, such occupancy shall not be deemed to extend or renew the Lease Term, but such occupancy shall continue as a tenancy at will from month to month upon the covenants, provisions and conditions herein contained at the Minimum Basic Rental in effect during the last lease year of the Lease Term, prorated and payable for the period of such occupancy.  This Article shall not be construed as giving Tenant any right to hold over after the expiration of the Lease Term.

ARTICLE 19  WAIVERS

19.  Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder.  No waiver by either party at any time, express or implied of any breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision.  If any action by either party shall require the consent or approval of the other party, the other party’s consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.  Any and all rights and remedies which either party may have under this Lease or by operation of law, either at law or in equity upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised by said party or not shall be deemed to be in exclusion of any other; and any two or more or all of such rights and remedies may be exercised at the same time.

ARTICLE 20  INDEMNITY OF LANDLORD BY TENANT

20.           Tenant will indemnify and defend Landlord and save Landlord harmless from and against any and all claims, actions, damages, liability, fines, orders of governmental authority and expenses (i) in connection with, related to or arising out of loss, damage or injury to persons or property occurring in, upon or about the Demised Premises, unless caused by the negligence of Landlord, its employees, agents or contractors, or Landlord’s failure to perform any of its obligations under this Lease; or (ii) occasioned wholly or in part by any negligent act or omission of Tenant, Tenant’s agents, contractors, subtenants, licensees, concessionaires, customers or employees.  This indemnification expressly includes all claims, actions, damages, liability, fines and orders of governmental authority related to the Release of Hazardous Substances, as those capitalized terms are defined in Article 11(b) hereof, Released during the Term of this Lease, or at any time, if directly caused by Tenant or Tenant’s agents, contractors, subtenants, licensees, concessionaires, customers or employees.  In case, as a result of Tenant’s actions, Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord in connection with such litigation.  Tenant expressly assumes all liabilities with respect to any property owned by it, its subtenants, concessionaires, contractors, employees, invitees or others and located in, on or about the Demised Premises.

ARTICLE 21  NOTICES

21.  All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified mail or registered mail, return receipt requested, postage prepaid, and any such notice or other communication shall be deemed to have been given when sent.  If intended for Landlord, the same shall be mailed to Landlord c/o North American Site Developers, Inc., 1365 Main Street, Waltham, Massachusetts, or at such other address as Landlord may hereafter designate by notice to Tenant; and if intended for Tenant, the same shall be mailed to Tenant at the Demised Premises, or at such other address or addresses as Tenant may hereafter designate by notice to Landlord, with copy to Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, IL 60523.

ARTICLE 22  HEADINGS

22.  The Section headings in this Lease are for the purposes of convenience and headings only, and the words contained therein shall in no way be held to explain, modify or aid in the interpretation, construction or meaning of the provisions of this Lease.

ARTICLE 23  NONRECOURSE

23.           Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Demised Premises (including any proceeds therefrom) and Tenant agrees to look solely  to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that in no event shall Landlord (which term shall include, without limitation any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives disclosed or undisclosed, thereof) ever be personally liable for any such liability, unless Landlord’s conduct giving rise to any such liability shall be determined to be intentional or in wanton disregard for the applicable law and/or terms and conditions set forth in this Lease.

 ARTICLE 24 AFFIRMATIVE COVENANTS

24.           Tenant covenants at its expense at all times during the Lease Term and such further time as the Tenant occupies the Demised Premises or any part thereof:

A.            To store all trash and refuse within the Demised Premises and to attend to the daily disposal thereof by use of a dumpster serviced by an independent disposal service company (the dumpster to be enclosed by a stockade fence);

B.            Except for services to be expressly provided by Landlord hereunder (if any), at Tenant’s expense to keep the Demised Premises clean, neat and in good order, repair and condition, and, damage by fire or other casualty covered by Landlord’s insurance (if any) excepted, at the Tenant’s expense to keep all glass, including that in windows, doors, and skylights, clean and in good condition, and to replace any glass which may be injured or broken with glass of the same quality;

C.            To make all repairs, alterations, additions or replacements (including items considered capital investments) to the Demised Premises required by any applicable law or ordinance or any order or regulation of any public authority because of the Tenant’s use of the Demised Premises or because of the use of the Demised Premises in general; to keep the Demised Premises equipped with all safety appliances so required because of such use; to procure any licenses and permits required for any such use; to take all action necessary to ensure the safe and proper treatment of all combustible fibers as required under Section 409.6 of the Massachusetts State Building Code and any other applicable law, ordinance or regulation; and to comply with the orders and regulations of all governmental authorities, except that the Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by the Tenant in good faith and by appropriate legal proceedings, if the Tenant first gives the Landlord appropriate assurance against any loss, cost or expense on account thereof;

D.            To pay promptly when due the entire cost of any work to the Demised Premises undertaken by the Tenant so that the Demised Premises shall at all times be free of liens for labor and materials; promptly to clear the record of any notice of any such lien; to procure all necessary permits before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and to save the Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work; provided, however, Tenant shall have the right to withhold payment of any such lien filed against the Demised Premises so long as Tenant shall be contesting same through proper proceedings.

E.             To maintain in responsible companies qualified to do business in Massachusetts and in good standing therein, fire insurance with such extended coverage endorsements as the Landlord may from time to time require covering all of the Tenant’s Alterations including all fixtures, furniture, furnishings, floor coverings and equipment in the Demised Premises to the extent of their replacement cost; and to deposit promptly with the Landlord certificates for such insurance bearing endorsement that the policies will not be canceled or materially changed until after twenty (20) days written notice to the Landlord;

F.             To permit the Landlord and its agents to examine the Demised Premises at reasonable times during regular business hours of Tenant after reasonable notice and to show the Demised Premises to prospective purchasers, lenders and tenants (in the case of prospective tenants, only during the twelve months next preceding the expiration of the Lease Term) and to permit access to the Demised Premises during business hours of Tenant and at all times in an emergency so that Landlord or its agents, employees, or independent contractors may perform all maintenance, repairs, replacements, restorations or other obligations which Landlord is obligated to perform under this Lease (if any) or which Landlord in its sole discretion deems necessary or desirable, Landlord hereby agreeing to perform all such work in a manner not to unreasonably interfere with the conduct of Tenant’s business and to give Tenant at least five (5) days notice of its intention to perform such work except in an emergency threatening damage to persons or property, in which event Landlord may perform such work without notice and may enter the Demised Premises, forcibly if necessary, to perform such work;

G.            That the Landlord shall not be required to supply any service to the Demised Premises except as expressly stipulated in this Lease and shall not be liable to anyone for interruption of an agreed service due to any accident or casualty, to the making of repairs, alterations or additions, to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies or to any cause beyond the Landlord’s reasonable control; that all personal property from time to time upon the Demised Premises shall be at the sole risk of the Tenant; and that the Landlord shall not be liable for any damage which may be caused to the Demised Premises or the contents thereof by the bursting or leaking of or condensation from any plumbing, cooling or heating pipe or fixtures or theft or from any other cause;

H.            To make all necessary repairs and replacements, whether structural or nonstructural, exterior or interior, ordinary or extraordinary, to the Building and the Demised Premises and to keep or cause to be kept the foundations and roof of the Building, the structure of the floors and walls thereof (excluding finish coverings and all glass), the water, plumbing, heating, electric, elevator and sewage systems in the Building or otherwise located in or on the Demised Premises and any pipes, ducts, conduits and wires leading through and servicing any parts of the Building in good order, repair and condition, exclusive of any work required because of damage caused by any act, omission or negligence of the Landlord, or his employees, agents or contractors.  Tenant shall commence any such repair as soon as reasonably practicable whether or not it has received notice from Landlord that the same is necessary.  The provisions of this Section shall not apply in the case of damage or destruction by fire or other casualty or by Condemnation, in which events the obligations of the Tenant shall be controlled by Articles 8 and 9;

I.              To pay on demand the Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of the Tenant under this Lease, in curing any default by the Tenant under this Lease, in reviewing any request by Tenant to modify or amend this Lease or, in case Landlord shall, without any fault on its part, be made party to any litigation commenced by or against Tenant or by or against any parties in possession of the Demised Premises or any part thereof claiming under Tenant;

J.             At the termination of this Lease:  all Alterations, additions, fixtures, furnishings,

floor coverings and equipment upon the Demised Premises and any replacements therefor, including all air-conditioning or heating systems, paneling, decorations, partitions, railings, affixed to the realty, except furniture or movable trade fixtures installed at the expense of Tenant, shall become the property of the Landlord and shall remain upon, and be surrendered with, the Demised Premises as a part thereof, clean and in good order, repair and condition, reasonable wear and tear, damage by fire or other casualty covered by Landlord’s insurance (if any) excepted, without compensation to Tenant; Landlord agrees that at the time it gives its consent to any Alteration Tenant may request, it shall also advise Tenant as to whether it will require Tenant to remove such at the expiration of this Lease.  Landlord agrees that as of the Commencement Date, there are no alterations or parts or portions of the Demised Premises which Tenant shall be required to remove at the expiration of the Lease Term (as such may be extended) other than Tenant’s furniture and movable trade fixtures;

K.            From time to time, for delivery to a prospective purchaser, mortgagee, lessor, or lessee of all or a portion of the Demised Premises or any assignee thereof, upon not less than fifteen (15) days prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying: (a) that this Lease is unamended (or, if there have been any amendments, stating the amendments); (b) that it is then in full force and effect, if that be the fact; (c) the extent to which any options to extend have been exercised; (d) the dates to which Minimum Basic Rent and Additional Rent and any other payments required to be paid to Landlord have been paid; (e) any defenses, offsets and counterclaims which Tenant, at the time of the execution of said statement, has against Tenant’s obligation to pay rent and to perform its other obligations under this Lease or that there are none, if that be the fact.  Any such statement may be relied upon by any purchaser, mortgagee, lessor, or lessee of all or a portion of the Demised Premises, or any assignee thereof;

L.             To remain fully obligated under this Lease notwithstanding any assignment or sublease or any indulgence granted by the Landlord to the Tenant or to any assignee or sublessee;

M.           To comply with all of the rules and regulations of the Fire Insurance Rating Organization having jurisdiction and any similar body.  If due to any failure by the Tenant to comply with the foregoing sentence (whether or not any use to which the Demised Premises are put was permitted or consented to by the Landlord), the fire insurance rate applicable to the Demised Premises, or the contents thereof (including rent insurance relating thereto) shall be higher than that which would be applicable to the least hazardous use legally permitted, the Tenant agrees to pay the Landlord as Additional Rent such portion of the premiums for all fire insurance policies in force with respect to the Demised Premises and the contents thereof as shall be attributable to such higher rate.  The Tenant shall have no cooking facilities in the Demised Premises unless the same are protected by CO2 or dry chemical extinguishing systems in accordance with the standards of the National Fire Protection Association or other appropriate agency so as to qualify for the maximum credit available in the fire insurance rate computation; and

N.            To make its own arrangements for electric, telephone, gas and water service, in its own name, and to promptly pay therefor, including the installation thereof and of all meters.  The Tenant shall pay all charges for any utilities or service used by it.

ARTICLE 25 NEGATIVE COVENANTS

25.           Tenant covenants at all times during the Lease Term and such further time as the Tenant occupies the Demised Premises or any part thereof:

A.            Not to overload, deface or otherwise harm the Demised Premises; nor commit any nuisance, nor permit the emission of any objectionable noise or odor; nor burn any trash or refuse in the Demised Premises; nor make any use of the Demised Premises which is improper, offensive or contrary to any applicable law or ordinance or which will invalidate or increase the cost of any of the Landlord’s insurance; nor use any advertising medium that may constitute a nuisance, such as loud-speakers, sound amplifiers, phonographs or radio or television broadcasts in a manner to be heard outside the Demised Premises;

B.            Not to permit the painting or placing of any signs, placards or other advertising media, aerials, antennas or flagpoles, or the like, without on each occasion obtaining prior written consent of the Landlord.  Tenant agrees that all signs will be required to conform to the architectural and construction standards of the Landlord and to be consistent with the general design of the Demised Premises in appropriate proportion to the size of the wall or other surface to which they are affixed; and not to install any neon, flashing, or moving sign.

ARTICLE 26 TENANT’S RIGHT TO SETOFF

26.           Notwithstanding any other provision contained in this Lease to the contrary, Landlord hereby gives to Tenant the right to setoff, in addition to any other right or remedy that Tenant may have by operation of law or otherwise, at any time and from time to time upon any amount becoming due and payable by Landlord to Tenant under that certain Secured Promissory Note in the principal amount of One Million Six Hundred Eighty Four Thousand Four Hundred Forty-Two and 00/100 Dollars ($1,684,442.00) from Landlord payable to the order of Tenant (the “Note”), or under that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of December 31, 2006 (as such may be amended, restated, supplemented or otherwise modified from time to time, the “Mortgage”) granted by Landlord to Tenant to secure payment of the Note, to exercise, without notice to Landlord (any such notice being expressly waived by Landlord), and Tenant shall have the right to apply the amount of any obligations due and owing by Tenant to Landlord under this Lease at any time against those amounts due and owing by Landlord to Tenant under the Note or Mortgage, and Tenant shall continue to have the right of setoff as set forth under this Article 26 until such time as all obligations and amounts due and owing by Landlord to Tenant under the Note and Mortgage have been fully satisfied and released.

ARTICLE 27 AMENDMENT

27.           No amendment, modification, or termination or waiver of any provision of this Lease shall be effective unless the same shall be in writing and signed by the Tenant and the Landlord.  Each amendment, modification, termination or waiver of this Lease shall be effective only in the specific instance and for the specific purpose for which it was given.

ARTICLE 28 GOVERNING LAW

28.           THIS LEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

ARTICLE 29 BENEFIT

29.           This Lease shall be binding upon and inure to the benefit of the Tenant and Landlord and is enforceable by each and their respective successors, permitted assigns, heirs and executors.  This Lease shall not be construed so as to confer any right or benefit upon any person or entity, other than the Tenant and Landlord and their respective successors and permitted assigns.

ARTICLE 30 HEADINGS

30.           The headings used in this Lease are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Lease.

ARTICLE 31 SAVING CLAUSE

31.           Whenever possible each provision of this Lease shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Lease shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Lease.

ARTICLE 32 INTEGRATION

32.           This Lease represents the final agreement among the parties as to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties; and there are no unwritten oral agreements among the parties.

ARTICLE 33 BROKER

33.           Tenant represents that it has not dealt directly with or indirectly with any broker and that no other broker has negotiated or participated in negotiations of this Lease or is entitled to any commission in connection therewith.

ARTICLE 34 COUNTER PARTS

34.           This Lease may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement; but in making proof of this Lease, it shall not be necessary to produce or account for more than one such counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Lease under seal as of the day and year first above written.

Witness:	MJC BERRY ENTERPRISES, LLC

/s/ George Lemelman	/s/ Chris Berardi
	By:	Chris Berardi
	Its:	Manager

NORTH AMERICAN SITE DEVELOPERS, INC.

/s/ Deborah A. Wensel
/s/ Donna Jean Rice	By:	Deborah A. Wensel
	Its:	Vice President and Treasurer

EXHIBIT A

LEGAL DESCRIPTION

The land with the buildings thereon situated in Waltham, being Lot B on plan entitled “Subdivision of Land in Waltham, Mass. belonging to Silas Orville Jones” dated March 1948, made by Rowland H. Barnes & Co., E.E., recorded with Middlesex South District Registry of Deeds, Book 7266, Page 197, bounded:

SOUTHERLY by Main Street, one hundred sixty-six and 55/100 (166.55) feet;

WESTERLY by Lot A on said plan, two hundred ninety-three and 52/100 (293.52) feet;

NORTHERLY by land American Telephone & Telegraph Company as shown on said plan, two hundred eighty-four and 99/100 (284.99) feet;

SOUTHEASTERLY by land now or formerly or Berggren, three hundred twenty-six and 29/100 (326.29) feet.

Containing 66,680 square feet of land according to said plan.

EXHIBIT B

Lease between MJC Berry Enterprises, LLC and North American Site Developers, Inc.

Minimum Basic Rent Schedule

Annual
Annual Period	Minimum Basic Rent*

January 1, 2007	$213,240.00 (for the Building)
through December 31, 2007	$56,000 (for the existing warehouse)
$ To be determined (for the equipment garage to
be constructed by Landlord).

Commencing 1/1/08 and during any extensions of the Lease Term pursuant to Article 2 hereof, the Minimum Basic Rent shall be adjusted annually (hereinafter referred to as the “Annual Adjustment”), to reflect the annual increases, if any, in the cost of living based upon the “Consumer Price Index for all Urban Wage Earners and Clerical Workers (CPI-W), Boston, Mass.  All Items (1982-1984 - 100)” (hereinafter referred to as the “Index”) published by the Bureau of Labor Statistics of the United States Department of Labor.  The Annual Adjustment shall be calculated by multiplying the Minimum Basic Rent paid for the immediately preceding calendar year (as annually adjusted) by a fraction, the numerator of which shall be the number indicated in the column for the month of January and the same month of each year thereafter, the denominator of which shall be the corresponding Index number for the same month of the immediately preceding year.  If the above-described fraction in any year shall be less than one (1), the Annual Adjustment shall not be made.  Within a reasonable time after obtaining the appropriate data necessary to calculate the Annual Adjustment, Landlord shall give Tenant notice of the Annual Adjustment, if any.  In the event (1) the publication of the Index shall be discontinued for the City of Boston or (2) of the publication of the Index at other than the months indicated above or (3) the Index ceases to use the 1982-1984 average of 100 or (4) if a substantial change is made in the terms or number of items contained in the Index, then Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index by a major bank or other financial institution or by a university or a recognized financial publication.

*Payable by Tenant to Landlord in equal monthly installments of $22,555.00 to be paid to Landlord by Tenant on the first day of each calendar month during such twelve month period.

EXHIBIT “C”

LANDLORD’S CONSTRUCTION WORK

1.             Construction of 5,000 square feet equipment garage.